EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES AN AWARD OF A DRILLING CONTRACT TIED TO CONSTRUCTION OF A SEMISUBMERSIBLE DRILLING UNIT

Houston, Texas

January 3, 2008

FOR IMMEDIATE RELEASE

          Atwood Oceanics, Inc. (Houston based International Offshore Drilling Contractor – NYSE ATW) announced today that its wholly owned subsidiary, Atwood Oceanics Pacific Limited (“AOPL”), has been awarded a contract by Chevron Australia Pty. Ltd. to provide a newly constructed Mobile Offshore Semisubmersible Drilling Unit for a firm three (3) year period, with an option to extend the firm period to six (6) years (which must be exercised within seven (7) days of delivery of the rig from the shipyard). The contract provides for an operating dayrate of approximately $470,000, if the firm commitment is three (3) years and approximately $450,000, if the option is exercised to extend the firm commitment period to six (6) years. Both dayrates are subject to adjustment pursuant to cost escalation provisions of the contract.

     To provide the drilling rig required by this contract, AOPL has executed a construction contract with Jurong Shipyard Pte. Ltd. (“Jurong”) to construct a Friede & Goldman ExD Millennium Semisubmersible Drilling Unit. The new rig will be constructed at Jurong’s shipyard in Singapore, with delivery expected to occur in early 2011. AOPL estimates the total cost of the rig (including administrative and overhead costs and capitalized interest) will be $570 million to $590 million. Financing for the rig construction will be provided from a combination of ongoing cash flow of AOPL and debt, as necessary, from the US$300,000,000 Credit Agreement of AOPL recently arranged with several banks. The new rig will be able to conventionally moor in up to 6,000 feet of water with its own mooring equipment and with pre-laid mooring equipment could work in up to 8,000 feet of water. This rig will become the tenth Company owned mobile offshore drilling unit. The Company has an option for a second rig with Jurong which requires exercise by the Company prior to June 30, 2008. No determination has been made by the Company at this time as to whether the option will be exercised.

Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Registrant’s dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Registrant’s annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                         Contact: Jim Holland
(281) 749-7804